Exhibit 99.1
Press Release Dated October 17, 2006

NEWS RELEASE
October 17, 2006

Farmers Capital Bank Corporation Announces Nine Months Earnings

Frankfort, Kentucky - Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $12,443,000 for the nine months ended September 30, 2006, an increase of $646,000 or 5.5% compared to $11,797,000 reported for the nine months ended September 30, 2005. Basic and diluted net income per share was $1.68 for the current nine months, a decrease of $.06 or 3.4% (basic) and $.05 or 2.9% (diluted) compared to $1.74 and $1.73 a year earlier. For the three months ended September 30, 2006, net income was $3,746,000, a decrease of $107,000 or 2.8% compared to $3,853,000 for the same period in 2005. Basic and diluted net income per share was $.51 for the current three months, $.06 lower (basic) and $.05 lower (diluted) compared to $.57 and $.56 in the same period a year ago.

In June 2006, the Company announced that it had entered into a definitive agreement to sell its wholly-owned subsidiary, Kentucky Banking Centers, Inc. (“KBC”), based in Glasgow, Kentucky. During the third quarter of 2006, the Company also committed to a plan of sale of the Bath County branches of its wholly-owned subsidiary Farmers Bank & Trust Company (“Farmers Georgetown”). Both sales have an expected closing date during the fourth quarter of 2006. All prior period results included herein have been reclassified to conform to the current presentation which displays the operating results of KBC and Bath County as discontinued operations. These reclassifications had no effect on net income or shareholders’ equity. Unless otherwise noted, the remaining discussion and tabular data relate only to the Company’s continuing operations.

Income from continuing operations was $11,150,000 for the nine months ended September 30, 2006, an increase of $458,000 or 4.3% compared to $10,692,000 reported for the nine months ended September 30, 2005. Basic and diluted income per share from continuing operations were $1.51 for the current nine months, a decrease of $.07 or 4.4% on a basic per share basis and $.06 or 3.8% on a diluted per share basis compared to a year earlier. For the three months ended September 30, 2006, income from continuing operations was $3,283,000, a decrease of $128,000 or 3.8% compared to $3,411,000 for the same period in 2005. Basic and diluted income per share from continuing operations was $.45 for the current three months, a decrease of $.06 or 11.8% on a basic per share basis and $.05 or 10.0 % on a diluted per share basis compared to the same period a year ago.

The percentage change in net income in the comparable periods is not proportional to the percentage change in per share earnings due mainly to the effect of an additional 584,000 shares issued in connection with the December 6, 2005 acquisition of Citizens Bancorp, Inc. (“Citizens Bancorp”). The operating results related to Citizens Bancorp generally increased reported income and expense line items in the current three and nine-month periods compared to a year ago since there are no operating results attributed to Citizens Bancorp in the comparable period. Net loans and deposits acquired from Citizens Bancorp on the date of purchase were $149,029,000 and $173,014,000, respectively.

The Company closed on its previously announced acquisition of Citizens National Bancshares, Inc. (“Citizens National”), the parent company of Citizens National Bank of Jessamine County, effective October 1, 2006. The operating results of Citizens National are not included herein.

The increase in net interest income, which was fueled by the Citizens Bancorp acquisition, has had a significant impact on net income for the three and nine months ended September 30, 2006. Net interest income was $12,388,000 and $36,946,000 in the current three and nine-month periods ended September 30, 2006. This represents an increase of $2,279,000 or 22.5% and $6,841,000 or 22.7% compared to the same periods a year ago. The increase in net interest income in each period is primarily due to higher interest on loans of $6,251,000 or 47.4% (three months) and $16,967,000 or 44.8% (nine months), partially offset by $3,299,000 or 68.2% (three months) and $8,728,000 or 64.7% (nine months) higher interest expense on deposits. The Citizens Bancorp acquisition accounted for $1,823,000 and $5,458,000 of the increase in net interest income in the three and nine-month periods, respectively, including $2,997,000 (three months) and $8,661,000 (nine months) higher interest from loans partially offset by $1,430,000 (three months) and $3,946,000 (nine months) higher interest expense on deposits.

The provision for loan losses decreased $95 thousand or 27.3% and $195 thousand or 53.1% in the three and nine month comparisons, respectively. The decrease in the provision for loan losses is reflective of a still-improving trend in credit quality of the Company’s loan portfolio. This improvement is attributed to lower delinquent and classified loans from year-end 2005, lower annualized net charge-offs as a percentage of average loans outstanding, and lower historical loss ratios.

Noninterest income was $5,015,000 and $15,062,000 in the current quarter and nine-month periods, up $163 thousand or 3.4% for the quarter and down less than 1% in the year-to-date comparisons. The increase in the quarterly comparison was driven mainly by higher service charges on deposits. The decline in the year-to-date period was due primarily to a one-time gain of $700,000 on the sale of the Company’s credit card portfolio recorded in the first quarter of 2005. Excluding the effect of the one-time gain on the credit card portfolio in the prior year, noninterest income grew $564,000 or 3.8% in the nine-month comparison.

The Company recorded a loss of $195,000 on the sale of available for sale investment securities during the nine months ended September 30, 2006 compared to a loss of $3,000 in the same period a year earlier. Non-deposit service charges, commissions, and fees rose $65,000 or 12.9% and $283,000 or 16.9% in the three and nine-month periods, respectively due mainly to the Citizens Bancorp acquisition. Trust department income increased $59,000 or 14.9% and $151,000 or 12.3% in the comparable three and nine-month periods. Income from company-owned life insurance was relatively unchanged in the quarterly comparison, but increased $142,000 or 16.5% in the nine-month comparison. Allotment processing fees were $38 thousand or 5.8% lower in the current quarterly comparison and unchanged in the nine-month comparison.

Noninterest expenses increased $2,398,000 or 22.8% and $6,420,000 or 20.4% for the current three and nine-month periods compared to the same periods a year earlier. The increase in noninterest expenses occurred across a broad range of line items and is generally attributed to the Citizens Bancorp acquisition. The most significant increase was salaries and employee benefits, which was up $1,037,000 or 18.1% and $3,497,000 or 20.9% in the three and nine-month comparisons, respectively as the average number of full time equivalent employees rose to 547 from 465 for the three-month comparison and to 536 from 464 in the nine-month comparison. Combined other noninterest expenses increased $1,361,000 or 28.6% (three months) and $2,923,000 or 19.9% (nine months) and occurred across a broad range of categories. These increases are generally attributed to the purchase of Citizens Bancorp. The effective income tax rate increased to 22.7% from 17.0% in the three-month comparison and was 20.3% for the current nine-month period compared to 20.9% a year earlier.

Income from discontinued operations was $463,000 and $1,293,000 for the three and nine-month periods ended September 30, 2006. This represents an increase of $21,000 or 4.8% and $188,000 or 17.0% in the comparable periods. As previously disclosed, the Company has entered into a definitive agreement to sell its KBC subsidiary and the Bath County branches of Farmers Georgetown. Both of these transactions are expected to close during the fourth quarter of 2006.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 38 banking locations in 25 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Capital Market tier under the symbol: FFKT.

Consolidated Financial Highlights1
(In thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income	$22,835	$16,369	$65,388	$47,218
Interest expense	10,447	6,260	28,442	17,113
Net interest income	12,388	10,109	36,946	30,105
Provision for loan losses	253	348	172	367
Net interest income after provision for loan losses	12,135	9,761	36,774	29,738
Noninterest income	5,015	4,852	15,062	15,198
Noninterest expenses	12,901	10,503	37,842	31,422
Income from continuing operations before income tax expense	4,249	4,110	13,994	13,514
Income tax expense from continuing operations	966	699	2,844	2,822
Income from continuing operations	3,283	3,411	11,150	10,692
Income from discontinued operations before income tax expense	713	656	1,878	1,544
Income tax expense from discontinued operations	250	214	585	439
Income from discontinued operations	463	442	1,293	1,105
Net income	$3,746	$3,853	$12,443	$11,797

Per common share:
Income from continuing operations - basic	$.45	$.51	$1.51	$1.58
Income from discontinued operations - basic	.06	.06	.17	.16
Net income per common share - basic	.51	.57	1.68	1.74

Income from continuing operations - diluted	.45	.50	1.51	1.57
Income from discontinued operations - diluted	.06	.06	.17	.16
Net income per common share - diluted	.51	.56	1.68	1.73

Cash dividend declared	.33	.33	.99	.99

Weighted average shares outstanding - basic	7,393	6,786	7,385	6,786
Weighted average shares outstanding - diluted	7,412	6,821	7,404	6,824

			September 30, 2006	September 30, 2005
Cash and cash equivalents			$146,971	$147,887
Investment securities			275,973	324,907
Loans, net of allowance of $10,501 (2006) and $9,794 (2005)			1,044,930	791,213
Assets of discontinued operations			138,922	138,716
Other assets			120,725	82,511
Total assets			$1,727,521	$1,485,234

Deposits			$1,235,829	$1,058,645
Federal funds purchased and securities sold under agreements to repurchase			74,311	61,638
Other borrowings			100,000	78,783
Liabilities of discontinued operations			140,245	138,874
Other liabilities			16,716	12,503
Total liabilities			1,567,101	1,350,443

Shareholders’ equity			160,420	134,791
Total liabilities and shareholders’ equity			$1,727,521	$1,485,234

End of period book value per share[2]			$21.65	$19.85
End of period share value			33.87	30.98
End of period dividend yield[3]			3.90%	4.26%

Averages for the nine months ended September 30[4],			2006	2005
Assets			$1,543,085	$1,294,869
Deposits			1,207,807	1,011,120
Loans, net of unearned interest			1,005,865	791,370
Shareholders' equity			155,202	132,179

Return on average assets			.97%	1.10%
Return on average equity			9.61%	10.82%

1Prior period amounts have been reclassified to conform to the current presentation to display KBC and Bath County branches as discontinued operations.
2Represents total equity divided by the number of shares outstanding at the end of the period.
3Represents current annualized dividend declared divided by the end of period share value.
4Discontinued operations have been excluded.